Exhibit 5.12

ArcelorMittal S.A.

24-26, boulevard d’Avranches

L-1160 Luxembourg

Luxembourg, February 5, 2016

O/Ref.:	PH/TKA
Re:	Post-Effective Amendment

Ladies and Gentlemen:

1.	We have acted as your Luxembourg counsel in connection with the filing by ArcelorMittal, a société anonyme organised under the laws of Luxembourg with registered office at 24-26, boulevard d’Avranches, L-1160 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B 82.454 (the “Company”), of a post-effective amendment on February 5, 2016 (the “Post-Effective Amendment”) to the registration statement on Form F-3 (File No. 333-202409) (the “Registration Statement”) filed on March 2, 2015, in each case with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment relates to the registration of rights (the “Rights”) to purchase ordinary shares (the “Shares”) of the Company.

2.	This opinion is rendered to you in order to be filed as an exhibit to the Post-Effective Amendment.

3.	For the purpose of this opinion, we have reviewed the following documents:

3.1	an e-mailed copy of the Registration Statement;

3.2	an e-mailed copy of the Post-Effective Amendment;

3.3	a copy of the Company’s consolidated articles of association (statuts coordonnés) as at January 20, 2016 as deposited in the Company’s file with the RCS on February 2, 2016 (the “Articles”);

2, place Winston Churchill - B.P. 425 - L 2014 Luxembourg - T (352) 44 66 44 0 - F (352) 44 22 55 - www.ehp.lu

3.4	an electronic non-certified certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS on February 4, 2016 (the “RCS Certificate”) certifying that as of February 3, 2016 no Luxembourg court decision as to inter alia the faillite (bankruptcy), concordat préventif de faillite (moratorium), gestion contrôlée (controlled management), sursis de paiement (suspension of payments) or liquidation judiciaire (compulsory liquidation), and no foreign court decision as to faillite, concordat or other analogous procedures according to Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings (“Regulation 1346/2000”) is filed with the RCS in respect of the Company; and

3.5	an electronic non-certified extract issued by the RCS in relation to the Company dated February 4, 2016 (the “Extract”).

The documents listed under paragraphs 3.1 through 3.5 are hereinafter referred to as the “Documents”.

4.	We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on February 5, 2016 at 00:01 a.m. (CET) as to whether bankruptcy proceedings against the Company have been filed with the court in Luxembourg and we have made an electronic company search on the Company on the website of the RCS on February 5, 2016 at 00:02 a.m. (CET) (the “Company Search”). Our enquiries showed that no bankruptcy procedure had been filed to that time and we have received the RCS Certificate. It should be noted that such searches are subject to the disclaimers on the relevant websites and are not capable of revealing whether a writ has been served on the Company but has not yet been enrolled with the court and thus we cannot opine thereon or as to whether a writ commencing any such proceeding has been served on the Company but has not yet been enrolled with the court. The search at the RCS showed further that as at its date no compulsory liquidation procedure is pending in relation to the Company. It should be noted that notice of a winding-up order or a resolution to that effect passed may not be filed with the RCS immediately or may, even though filed, not be published on the website of the RCS immediately. Thus, we cannot opine as to whether any liquidation procedure has been initiated but not yet filed and published with the RCS. We have not made any enquiries other than those described in this section 4.

5.

For this opinion, we have relied on the accuracy and completeness of the Articles and that they correctly reflect the issued share capital of the Company. We have furthermore assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual as signatory on the document. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have furthermore assumed that the Articles have not been amended.

6.	For this opinion, we have assumed the (i) approval by a duly convened and validly held extraordinary general meeting of the shareholders of the Company of sufficient authorised share capital and authorisation to the board of directors to cancel shareholders’ statutory subscription rights to enable the board of directors to issue the Rights and the new Shares upon exercise of the Rights and (ii) approval by the board of directors of the Company in accordance with the Articles and the above authorisation of the issue and the terms of the Rights and the issue of the new Shares upon exercise of the Rights. We have further assumed that the terms of the Rights will be in compliance with Luxembourg law (as defined below) and that the new Shares to be issued and delivered pursuant to the Rights will be issued against a payment in cash of their subscription price and that their subscription price will be equal to or above the accounting par value of the existing shares.

7.	This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”). This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

8.	On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all relevant laws of Luxembourg, we are of the opinion that:

8.1	The Company is a public limited liability company (société anonyme) duly incorporated and existing in Luxembourg.

8.2.	The Company has all the necessary corporate power and authority to issue and deliver Rights and authorised but unissued new Shares to be issued and delivered upon the exercise of such Rights. Based on the assumptions set out in section 6. above, all corporate action will have been taken by the Company and no other action shall be required to be taken by it, to authorise the issuance and delivery of Rights, and the issuance and delivery of new Shares pursuant to such Rights.

8.3	Subject to opinion 8.2., the Company will be bound by the terms of the Rights upon exercise of the Rights thereunder in accordance with their terms.

8.4	Subject to opinion 8.2 and due payment of their subscription price, the new Shares to be issued and delivered pursuant to the Rights will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of such new Shares).

9.	This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors. Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on the Articles, the Extract and the searches described above in section 4. However such searches are not capable of conclusively revealing whether or not any bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), re-organisation, reconstruction or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat) proceedings or voluntary dissolution and liquidation proceedings have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on the files of the relevant party.

10.	This opinion speaks as of its date and is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

11.	It is understood that this opinion is to be used only in connection with the offer and sale of Rights and new Shares to be issued and delivered pursuant to such Rights, in each case pursuant to the Registration Statement, while the Registration Statement is in effect.

12.	We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement under the heading “Validity of the Securities” and in any prospectus supplement under the “Validity of the Securities”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit 5.12, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Yours faithfully,

/s/ Philippe Hoss

Philippe Hoss

Elvinger, Hoss & Prussen